SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K


                         CURRENT REPORT



                PURSUANT TO SECTION 13 OR 15 (d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported): November 11, 1994


                  ALUMINUM COMPANY OF AMERICA


     (Exact name of registrant as specified in its charter)



        PENNSYLVANIA               1-3610          25-0317820

(State or other jurisdiction  (Commission File  (I.R.S. Employer
     of incorporation)            Number)      Identification No.)



  425 Sixth Avenue, Alcoa Building, Pittsburgh, PA  15219-1850

    (Address of principal executive offices)        (Zip Code)


       Office of Investor Relations           412-553-3042
         Office of the Secretary           412-553-4707

       (Registrant's telephone number including area code)

Item 5.  Other Events.

The Registrant issued the following press release on November 11, 1994:


Stock Split;  Base Quarterly Dividend Increased

     Pittsburgh, November 11, 1994 -- The Board of Directors of Alcoa today declared a two-for-one split of Alcoa's common stock. The new stock will be distributed on February 25, 1995 to shareholders of record at the close of business on February 3, 1995.
     The stock was split to encourage a wider distribution of Alcoa common stock.
     The Board also approved two changes in the company's common stock dividend policy: an increase in the company's base quarterly dividend and a change in the payment schedule for the extra dividend above the base dividend. The base quarterly dividend is being increased to 22.5 cents per common share on a post-split basis (the base dividend was 40 cents per share, pre-split). The extra dividend payment of 30% of the company's annual earnings when the company's earnings exceed a threshold of $3.00 per share (post-split basis) will be paid in the following year in equal quarterly installments with the base quarterly dividends instead of in a single payment.
     "The increase in the base dividend reflects our confidence in the future," said Chairman O'Neill. "We know that financial results will vary from quarter to quarter, but we are optimistic about Alcoa's long-term trend. Our cost structure has improved, and economies in most countries are doing well, with relatively low inflation. We wanted to reward shareholders for their investment in Alcoa."
     In addition, Alcoa will from time to time buy back shares of the company's outstanding common stock with open-market purchases under a program approved by the Board of Directors in July of 1989. The stock will be used for employee benefits plans and other general corporate purposes.
     The original program authorized the purchase of 20 million shares (post-split basis), of which 8.6 million (post-split) had been purchased by the fourth quarter of 1990.
     Following the stock split, Alcoa will have approximately
179 million common shares outstanding.



                           SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the following authorized officer.


                               ALUMINUM COMPANY OF AMERICA



November 11, 1994              By/s/ Jan H. M. Hommen
Date                                 Jan H. M. Hommen
                                 Executive Vice President and
                                 Chief Financial Officer
                                 (Principal Financial Officer)